For the fiscal year ended 9/30/00.
File number:  811-06677


SUB-ITEM 77D
Policies With Respect to Security Investment



	The following list includes the specific dates of the liquidations which occurred in August 2000:

Fund name				Liquidation Date

Prudential Bond Market Index Fund 	August 18, 2000
Prudential Small-Cap Index Fund		August 18, 2000
Prudential Pacific Index Fund		August 25, 2000
Prudential Europe Index Fund		August 25, 2000